Stradley Ronon Stevens & Young, LLP

Suite 2600

2005 Market Street

Philadelphia, PA  19103-7018

Telephone  215.564.8000

Fax  215.564.8120

www.stradley.com

January 18, 2018

Board of Trustees of:

Templeton Global Smaller Companies Fund

Templeton Global Investment Trust

on behalf of the Templeton Foreign Smaller Companies Fund

300 S.E. 2nd Street

Fort Lauderdale, Florida 33301-1923

Re:       Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to the Templeton Global Smaller Companies Fund, a Delaware statutory trust (the “Global Fund”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued by the Global Fund in connection with the acquisition of substantially all of the assets of the Templeton Foreign Smaller Companies Fund, a series of Templeton Global Investment Trust, by and in exchange solely for full and fractional Class A, Class C, Class R6 and Advisor Class shares of beneficial interest, without par value (the “Shares”), of the Global Fund (the “Transaction”).

We have reviewed the Global Fund’s Agreement and Declaration of Trust (“Declaration of Trust”) and By-Laws (“By-Laws”), each as amended to date, resolutions adopted by the Global Fund’s Board of Trustees in connection with the Transaction, the form of Agreement and Plan of Reorganization for the Transaction, which was approved by the Global Fund’s Board of Trustees (the “Plan”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.         The Shares of the Global Fund will be issued in accordance with the Global Fund’s Declaration of Trust and By-Laws, the Plan and resolutions of the Global Fund’s Board of Trustees relating to the creation, authorization and issuance of shares and the Transaction.

Philadelphia  Washington  New York  Chicago

Board of Trustees

Templeton Global Smaller Companies Fund

Templeton Global Investment Trust

on behalf of the Templeton Foreign Smaller Companies Fund

January 18, 2018

2.         The Shares will be issued against payment therefor as described in the Prospectus/Proxy Statement and the Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:    /s/Kristin H. Ives

         Kristin H. Ives, Esq.,

         a Partner

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